Exhibit 23.1

AUDITORS' CONSENT

Consent of Independent Registered Public Accounting Firm

The Board of Directors

JPG Associates, Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment 2, of our report dated December 31, 2006, relating to the balance sheet of JPG Associates, Inc. as of September 30, 2006, and the related statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2006 and the period June 1, 2005 (inception) to September 30, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Mantyla McReynolds LLC

Mantyla McReynolds LLC

Salt Lake City, Utah

April 27, 2007